Exhibit 5.1

July 8, 2016

Galena Biopharma, Inc.

2000 Crow Canyon Place, Suite 380

San Ramon, CA 94583

Ladies and Gentlemen:

We have acted as counsel for Galena Biopharma, Inc., a Delaware corporation (the “Company”), in connection with the Company’s sale and issuance of up to an aggregate of 28,000,000 shares of the Company’s Common Stock, par value $0.0001 per share (the “Securities”), together with warrants to initially purchase up to an aggregate of 14,000,000 shares of the Company’s Common Stock, pursuant to the Securities Purchase Agreement, dated July 7, 2016, by and between the Company and the purchasers named therein (the “Purchase Agreement”). The Securities were registered by the Company with the Securities and Exchange Commission (the “Commission”) on the shelf registration statement on Form S-3 (No. 333-208330) filed on December 4, 2015 by the Company with the Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and declared effective on December 22, 2015 (the “Registration Statement”), including the base prospectus, dated December 22, 2015 (the “Base Prospectus”), as supplemented by a prospectus supplement (the “Prospectus Supplement”), dated July 7, 2016, filed by the Company with the Commission pursuant to Rule 424(b) of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”). The Registration Statement relates to, among other things, the issuance and sale by the Company, from time to time pursuant to Rule 415 of the Rules and Regulations, of $100,000,000 of various securities of the Company, including Common Stock.

At your request, this opinion letter is being furnished to you for filing on a Current Report on Form 8-K of the Company to be filed on July 8, 2016 (the “Galena 8-K”) and incorporation by reference as Exhibit 5.1 to the Registration Statement.

As such counsel and for purposes of our opinion set forth below, we have examined the proceedings taken by you in connection with the authorization, issuance and sale of the Shares. We have examined such documents and considered such questions of law as we have deemed necessary or appropriate.

In particular, we have examined copies of the following: (i) the amended and restated Certificate of Incorporation of the Company, as amended, as certified as of June 19, 2015 by the Secretary of State of the State of Delaware, (ii) the Amended and Restated Bylaws, as amended of the Company, as certified by the Chief Executive Officer and General Counsel of the Company as of the date hereof, (iii) the Purchase Agreement, (iv) a copy of certain resolutions of

Galena Biopharma, Inc.

July 8, 2016

the board of directors of the Company relating to the registration and sale of the Securities, as certified by the Chief Executive Officer and General Counsel of the Company, (v) a copy of certain resolutions of the pricing committee of the Board of Directors relating to the registration and sale of the Securities, as certified by the Chief Executive Officer and General Counsel of the Company, (vi) the Base Prospectus, (vii) the Prospectus Supplement and (viii) the Registration Statement. The Prospectus Supplement and the Base Prospectus are collectively referred to as the “Prospectus.”

We have assumed the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the genuineness of all signatures. We have also assumed the legal capacity of all natural persons and that, with respect to all parties to agreements or instruments relevant hereto other than the Company, such parties had the requisite power and authority to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action, executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. In addition, we have assumed that the choice of law governing the Purchase Agreement is legally enforceable.

As to all questions of fact material to this opinion letter, and as to the materiality of any fact or other matter referred to herein, we have relied (without independent investigation or verification) upon the representations of each party made in the Purchase Agreement and the other documents and certificates delivered in connection therewith, certificates or comparable documents of officers and representatives of the Company and certificates and records of public officials.

Our knowledge of the Company and its legal and other affairs is limited by the scope of our engagement, which scope includes the delivery of this opinion letter. We do not represent the Company with respect to all legal matters or issues. The Company may employ other independent counsel and, to our knowledge, handles certain legal matters and issues without the assistance of independent counsel.

Based upon the foregoing, and in reliance thereon, and subject to the assumptions, limitations, qualifications and exceptions contained herein, we are of the opinion that the Shares have been duly authorized, and, upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement, the Prospectus and the Purchase Agreement, will be validly issued, fully paid and nonassessable.

The opinions set forth herein are subject to the following additional qualifications, assumptions and exceptions: (i) the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally (including, without limitation, fraudulent transfer or fraudulent conveyance laws); and (ii) the effect of general

Galena Biopharma, Inc.

July 8, 2016

principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) and the availability of equitable remedies (including, without limitation, specific performance and equitable relief), regardless of whether considered in a proceeding in equity or at law.

Without limiting any of the other limitations, exceptions and qualifications stated or incorporated herein, we express no opinion with regard to the applicability or effect of the laws of any jurisdiction other than the internal laws of the State of New York (excluding the blue sky or state securities laws thereof) and the General Corporation Law of the State of Delaware, in each case as in effect on the date hereof.

This opinion letter deals only with the specific legal matters expressly addressed herein, and you should not infer any opinion that is not explicitly stated herein from any matter addressed in this opinion letter. This opinion letter is rendered to you as of the date hereof, and we assume no obligation to advise you or any other person or entity with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even though the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.

This opinion letter is prepared for your use in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act solely for such purpose. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Galena 8-K, to the incorporation by reference of this opinion letter into the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Paul Hastings LLP

Paul Hastings LLP